Exhibit 99.2
<PFIZER LOGO>
For Immediate Release December 2, 1999	Contact: Brian McGlynn 212-573-2051

PFIZER SAYS WARNER-LAMBERT LETTER TO SHAREHOLDERS SHOWS WARNER-LAMBERT STOPPED AT NOTHING TO BLOCK SUPERIOR OFFER FROM PFIZER

WARNER-LAMBERT DEFENSIVE MEASURES UNDERSCORE ONGOING ENTRENCHMENT STRATEGY

NEW YORK, December 2 -- Pfizer Inc today issued the following statement in response to a letter sent by the Board of Directors of Warner-Lambert Company to Warner-Lambert shareholders:

It is striking that in almost 5,700 words and 15 pages in full text the Warner-Lambert Board doesn't even mention or consider a vastly superior offer from Pfizer -- representing an approximately 19% premium and $12.2 billion in additional value to Warner-Lambert shareholders based on yesterday's closing prices -- and instead continues to defend a no-premium merger agreement with American Home Products that contains coercive anti-shareholder provisions.

The market clearly views Pfizer's bid as superior. If the Warner-Lambert Board believes, as stated in the letter, that the "environment" fundamentally undervalues Warner-Lambert, it would stop trying to defend a no-premium merger and recommend the Pfizer offer. As they admitted in their shareholder letter today, the Warner-Lambert Board actively chose to remain ignorant of the superior proposal which Pfizer was willing to make (if it were freed from a standstill agreement).

The Warner-Lambert Board's assertion that the Warner-Lambert/AHP agreement is a "merger of equals" is simply Wall Street jargon and is unsupported by the facts or the law. Under the Warner-Lambert/AHP merger agreement, AHP will acquire 100% of Warner-Lambert securities in exchange for AHP securities. Moreover, it is inherently contradictory for the Board to argue that Pfizer didn't make a specific proposal when the Warner-Lambert Board refused to release Pfizer from the standstill agreement so we could make a proposal. The Warner-Lambert Board also asserts that Pfizer made a proposal with conditions they couldn't meet, while simultaneously admitting that they put those conditions in place to protect the AHP deal.

It is also not in the best interests of Warner-Lambert shareholders for Warner-Lambert management to attempt to harm the Lipitor partnership. In press reports Warner-Lambert indicated that it is working with management consultant McKinsey & Co. to plan selling Lipitor without Pfizer, an initiative that would clearly damage Warner-Lambert shareholders. Pfizer's contribution to Lipitor's success in over 50 countries to date is unmistakable: in the critical U.S. market, Pfizer's sales force accounts for 55% of all audited details, and that percentage is rising. Pfizer representatives promoting Lipitor were, on average, more than 30% more productive than either Warner-Lambert or American Home Products' sales forces, and Pfizer detailing support for Lipitor exceeds what either Parke-Davis or American Home Products provides for any product in their portfolios.

In addition, Pfizer contributes a specialized cardiovascular field force that neither Parke-Davis nor American Home Products have. Pfizer's sales force is ranked number one overall and number one by cardiologists, while Warner-Lambert is ranked ninth and sixth, respectively. AHP is no longer involved in significant promotion in cardiovascular medicine following the divestiture program for Inderal and the failure of Verdia.

By combining with Warner-Lambert, we will unite the two fastest growing companies in the industry, creating a new competitive standard and even more value for shareholders in the years ahead. We are committed to pursuing legal remedies that will eliminate the coercive defensive provisions in the Warner-Lambert/AHP agreement and any other action that will enable Warner-Lambert shareholders to consider our superior offer.

As we have stated repeatedly, we are anxious to discuss this transaction with the Board of Directors of Warner-Lambert at any time.